Exhibit 10.17

SUMMARY OF NON-MANAGEMENT DIRECTOR COMPENSATION

As of January 3, 2005

Function	Amount Paid	Form of Payment
Annual Retainer	$27,000 annually	Payable in quarterly increments in shares of company common stock at its fair market value
Board Meeting Fee	$3,000 per meeting	Cash per meeting attended
Standing Committee Meeting Fee	$1,250 per meeting	Cash per meeting attended
Committee Chair Meeting Fee	$2,000 total per meeting	Cash per meeting attended
Lead-Non Management Director Fee	$10,000 annually	Payable in cash in quarterly increments
Meeting Travel Expenses	Reasonable and actual	Cash reimbursement